Exhibit 99

GORMAN-RUPP REPORTS RECORD SECOND QUARTER AND SIX MONTH RESULTS
Mansfield, Ohio — July 28, 2006 — The Gorman-Rupp Company (AMEX:GRC) reports record earnings and sales for the second quarter and six months ended June 30, 2006. Net income increased 64.8% to $5,499,000 for the quarter compared to $3,337,000 during the second quarter 2005. Net sales of $67,905,000 during the quarter were up 21% compared to $56,109,000 during the same period in 2005. Earnings per share for the quarter were $0.52 compared to $0.32 for the second quarter 2005.
Net income for the first six months of 2006 was $10,037,000 compared to $4,991,000 during the same period in 2005. Net sales during the first six months of 2006 were $134,992,000 compared to $108,146,000 during the same period in 2005, an increase of 24.8%. Earnings per share for the first six months of 2006 were $0.94 compared to $0.47 during the same period in 2005.
Domestic demand for pumps and pump systems continued to be very good in the construction, municipal, fire protection and original equipment manufacturer markets. International shipments, a focus for the Company, were above forecast and are expected to remain strong for the foreseeable future.
The backlog of orders at June 30, 2006 was $91.7 million compared to $87.2 million at June 30, 2005. While incoming orders remained strong during the second quarter, backlog was reduced from the record backlog of $98.6 million at March 31, 2006.
“We are very pleased with the first six months’ performance of the Company, especially the renewed contribution of Patterson Pump Company,” reported Jeffrey Gorman, President and CEO. “With the rate of incoming orders remaining very good and the favorable backlog, 2006 should continue to be a good year for The Gorman-Rupp Company.”
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net sales	$67,905	$56,109	$134,992	$108,146
Cost of products sold	52,318	43,703	104,455	85,955

Gross Profit	15,587	12,406	30,537	22,191
Selling, general and administrative expenses	7,643	7,274	15,749	14,705

Operating Income	7,944	5,132	14,788	7,486
Other income (expense) — net	439	166	643	436

Income Before Income Taxes	8,383	5,298	15,431	7,922
Income taxes	2,884	1,961	5,394	2,931

Net Income	$5,499	$3,337	$10,037	$4,991

Basic and Diluted Earnings Per Share	$0.52	$0.32	$0.94	$0.47
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands of dollars)

	June 30,	December 31,
	2006	2005

Assets
Cash and short-term investments	$14,298	$11,540
Accounts receivable	47,199	41,473
Inventories	54,167	52,403
Other current assets and deferred income taxes	4,119	5,085

Total Current Assets	119,783	110,501
Property, Plant and Equipment — Net	50,915	51,505
Other	17,628	17,535

Total Assets	$188,326	$179,541

Liabilities and Shareholders’ Equity
Accounts payable	$9,913	$9,835
Accrued liabilities and expenses	19,328	18,384

Total Current Liabilities	29,241	28,219
Postretirement Benefits	23,870	23,255
Deferred Income Taxes	1,014	1,019
Shareholders’ Equity	134,201	127,048

Total Liabilities and Shareholders’ Equity	$188,326	$179,541

Shares outstanding	10,685,697	10,685,697